EXECUTION
                                                                            COPY

ERROR! UNKNOWN DOCUMENT PROPERTY NAME.


                                     WARRANT

Neither this Warrant nor the shares of Common Stock issuable on exercise of this Warrant have been registered under the Securities Act of 1933, as amended. None of such securities may be transferred in the absence of registration under such Act or an opinion of counsel to the effect that such registration is not required.

                            COLONIAL COMMERCIAL CORP.

                                     Warrant


Dated:   July __, 2004


         1. THIS CERTIFIES THAT the Investor is entitled to purchase from COLONIAL COMMERCIAL CORP., a New York corporation (hereinafter called the "Company"), 150,000 shares of the Company's common stock ("Common Stock"), at an exercise price equal to $3.00 per share. This Warrant may be exercised in whole or in part at any time prior to expiration.


         2. All rights granted under this Warrant shall expire on December 31, 2008.


         3. This Warrant and the Common Stock issuable on exercise of this Warrant (the "Underlying Shares") may be transferred, sold, assigned or hypothecated, only if registered by the Company under the Securities Act of 1933 as amended (the "Act"), or if the Company has received from counsel to the Company a written opinion to the effect that registration of the Warrant or the Underlying Shares is not necessary in connection with such transfer, sale, assignment or hypothecation. The Investor shall through its counsel provide such information as is reasonably necessary in connection with such opinion. The Warrant and the underlying Shares shall be appropriately legended to reflect these restrictions.


         4. Any permitted assignment of this Warrant shall be effected by the Investor by (i) executing a standard form of assignment (which the Company will provide); (ii) surrendering the Warrant for cancellation at the office of the Company, accompanied by the opinion of counsel to the Company referred to above; and (iii) unless in connection with an effective registration statement which covers the sale of this Warrant and/or the Underlying Shares, delivery to the Company of a statement by the transferee (in a form acceptable to the Company and its counsel) that such Warrant is being acquired for investment and not with a view to its distribution or resale; whereupon the Company shall issue, in the name or names specified by the Investor (including the Investor) new Warrants representing in the aggregate rights to purchase the same number of Shares as are purchasable under the Warrant as surrendered. The transferor will pay all relevant transfer taxes. Replacement Warrants shall bear the same legend as is borne by this Warrant.


         5. The term "Investor" shall be deemed to include any permitted record transferee of this Warrant.

         6. The Company covenants and agrees that all shares of Common Stock which may be issued upon exercise hereof will, upon issuance, be duly and validly issued, fully paid and non-assessable and no personal liability will attach to the Investor thereof. The Company further covenants and agrees that, during the periods within which this Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock for issuance upon exercise of this Warrant and all other Warrants.


         7. This Warrant shall not entitle the Investor to any voting rights or other rights as a stockholder of the Company.


         8. In the event that as a result of reorganization, merger, consolidation, liquidation, recapitalization, stock split, combination of shares or stock dividends payable with respect to the Common Stock, the outstanding shares of Common Stock of the Company are at any time increased or decreased or changed into or exchanged for a different number or kind of shares or other security of the Company or of another corporation, then appropriate adjustments in the number and kind of securities then subject to this Warrant shall be made effectively as of the date of such occurrence so that the position of the Investor upon exercise will be the same as it would have been had it owned immediately prior to the occurrence of such events the Common Stock subject to this Warrant. Such adjustment shall be made successively whenever any event listed above shall occur and the Company will notify the Investor of the Warrant of each such adjustment. Any fraction of a share resulting from any adjustment shall eliminate and the price per share of the remaining shares subject to this Warrant adjusted accordingly.


         9. The rights represented by this Warrant may be exercised at any time within the period above specified by surrender of this Warrant (with a standard purchase form, which the Company will provide, properly executed) at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Investor at the address of the Investor appearing on the books of the Company), together with payment to the Company of the exercise price for the number of shares specified in the above mentioned purchase form together with applicable stock transfer taxes, if any; and (iii) unless in connection with an effective registration statement which covers the sale of the shares underlying the Warrant, the delivery to the Company of a statement by the Investor (in a form acceptable to the Company and its counsel) that such Shares are being acquired by the Investor for investment and not with a view to their distribution or resale. Payment of the exercise price shall be made by a wire transfer payable to the order of the Company.


         10. This Warrant shall be governed by and constructed in accordance with the laws of the State of New York. The federal and state courts in New York shall have exclusive jurisdiction over this instrument and the enforcement thereof. Service of process shall be effective if by certified mail, return receipt requested. All notices shall be in writing and shall be deemed given upon receipt by the party to whom addressed. This instrument shall be enforceable by decrees of specific performances as well as other remedies.


         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer and to be dated as of the date set forth above.


                                                COLONIAL COMMERCIAL CORP.





                                                By:
                                                  ----------------------